Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Numbers 333-132016 and 333-77573 of TD AMERITRADE Holding Corporation and subsidiaries on Form S-8 of our report dated June 24, 2005 appearing in this Annual Report on Form 11-K of the Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
June 28, 2006